Exhibit 99.1

Blue Owl Technology Finance Corp. Announces Partial Early Lock-Up Release

NEW YORK — September 3, 2025 — Blue Owl Technology Finance Corp. (NYSE: OTF) (“OTF” or the “Company”) today announced a partial early lock-up release on approximately 10% of each shareholder’s shares of the Company’s common stock, effective as of September 9, 2025, whereupon they will become freely tradeable.

This early release applies to 46,513,271 shares ahead of the first scheduled lock-up period expiring 180 days post-listing and does not affect shares of the Company’s common stock subject to the second or third lock-up periods, which expire at 270 and 365 days post-listing, respectively.

“OTF’s listing earlier this year brought the largest technology-focused BDC to the public market,” commented Craig W. Packer, Chief Executive Officer. “We believe the early lock-up release will enhance liquidity, broaden investor participation and attract interest in our innovative technology strategy. Looking ahead, OTF’s strong performance, previously announced five special dividends and existing repurchase program should support our long-term performance.”

As a result of the partial early lock-up release, shares still subject to transfer restrictions will now be released according to the following schedule:

Release Date	Approximate Percentage of Shares Subject to Transfer Restrictions Released
September 9, 2025	10%
December 9, 2025	22%
March 9, 2026	32%
June 12, 2026	32%

ABOUT BLUE OWL TECHNOLOGY FINANCE CORP.

Blue Owl Technology Finance Corp. (NYSE: OTF) is a specialty finance company focused on making debt and equity investments to U.S. technology-related companies, with a strategic focus on software. As of June 30, 2025, OTF had investments in 184 portfolio companies with an aggregate fair value of $12.7 billion. OTF has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OTF is externally managed by Blue Owl Technology Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Blue Owl’s Credit platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about OTF, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond OTF’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in OTF’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OTF makes them. OTF does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

Prosek Partners

Josh Clarkson

pro-blueowl@prosek.com